Exhibit 99.1

4300 Wildwood Parkway
Atlanta, GA  30339
1-888-502-BLUE
www.BlueLinxCo.com

Doug Goforth, CFO & Treasurer	Investor Relations:
BlueLinx Holdings Inc.	Maryon Davis, Director Finance & IR
(770) 953-7505	(770) 221-2666

FOR IMMEDIATE RELEASE

BLUELINX APPOINTS MITCHELL B. LEWIS CHIEF EXECUTIVE OFFICER
Lewis Brings Significant Building Products Experience and
 Exceptional Track Record of Driving Growth

ATLANTA – January 17, 2014 – BlueLinx Holdings Inc. (NYSE:BXC), a leading distributor of building products in North America, announced today that Mitchell B. Lewis has accepted the position of President and Chief Executive Officer (CEO) effective as of January 20, 2014. At that time, Mr. Lewis also will be appointed as a member of the Board of Directors. Mr. Lewis, 51, brings significant experience in the building products industry, an exceptional track record of driving growth and extensive leadership experience, most recently serving as a President, Chief Executive Officer and director of Euramax Holdings, Inc., a leading international producer of metal and vinyl products sold to the residential repair and remodel, commercial construction and recreational vehicle markets primarily in North America and Europe.

Mr. Howard Cohen, Executive Chairman of BlueLinx’ Board of Directors, said: “After a thorough search, we are convinced that Mitch is the ideal candidate to lead BlueLinx. We believe his experience in the building products industry and his exceptional track record of driving growth will strengthen BlueLinx and build a bright future for the Company.”

Mr. Lewis has held numerous leadership positions in the building products industry since 1992. Mr. Lewis served as a director and as President and Chief Executive Officer of Euramax Holdings, Inc. from February 2008 through November 2013. Mr. Lewis also served as chief operating officer in 2005, executive vice president in 2002, and group vice president in 1997 of Euramax Holdings, Inc. and its predecessor companies. Prior to being appointed group vice president, Mr. Lewis served as president of Amerimax Building Products, Inc. Prior to 1992, Mr. Lewis served as corporate counsel with Alumax Inc. and practiced law with Alston & Bird LLP, specializing in mergers and acquisitions. Mr. Lewis received a B.A. in Economics from Emory University in 1984 and a J.D. from the University of Michigan in 1987.

Mr. Lewis said: “BlueLinx has a strong history of dedication to customer service and innovation. I look forward to working with the BlueLinx team to continue to provide excellent service to our customers while delivering value to our stockholders over the long term.”

Also effective as of January 20, 2014, Mr. Cohen will step down as Chairman of BlueLinx’ Board of Directors, and will remain a member of the Board of Directors. Mr. Cohen said: “It was a pleasure to have had the opportunity to serve as the Company’s Executive Chairman over the past several months. BlueLinx’ management team is committed to the Company’s success, and I am very appreciative of the support I have received during my tenure as Executive Chairman.”

BlueLinx Appoints Mitchell B. Lewis Chief Executive Officer

The Board has appointed Mr. Roy Haley as Non-Executive Chairman of the Board of Directors. Mr. Haley has been a member of the Board of Directors since May 2013. Until his retirement in May 2011, Mr. Haley served as the Executive Chairman of WESCO International, Inc. (“WESCO”) a wholesale supplier of electrical and other industrial and construction supplies and services, and, until September 2009, also was the Chairman and Chief Executive Officer of WESCO. Mr. Haley currently is a member of the Board of Directors of United Stationers Inc. (“United”) and serves as Chair of United’s Audit Committee.

Mr. Haley said: “I am pleased to have the opportunity to act as BlueLinx’ Board Chairman. I look forward to assisting with Mitch’s transition into the role of Chief Executive Officer and working more closely with both the Board and management.”

About BlueLinx Holdings Inc.
Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing over 1,700 people, BlueLinx offers greater than 10,000 products from over 750 suppliers to service approximately 11,500 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The Company operates its distribution business from sales centers in Atlanta and Denver, and its network of 50 distribution centers. BlueLinx is traded on the New York Stock Exchange under the symbol BXC.

Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements, including those related to the exploration of strategic alternatives, involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of BlueLinx’ control that may cause its business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the supply and/or demand for products that it distributes, especially as a result of conditions in the residential housing market; general economic and business conditions in the United States; the activities of competitors; changes in significant operating expenses; changes in the availability of capital, including the availability of residential mortgages; the ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions; adverse weather patterns or conditions; acts of war or terrorist activities; variations in the performance of the financial markets; and other factors described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended December 29, 2012 and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, changes in expectation or otherwise, except as required by law.

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